SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

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                         SCHEDULE 14D-9


           SOLICITATION/RECOMMENDATION STATEMENT UNDER
     SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

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                     BAYCORP HOLDINGS, LTD.
                    (Name of Subject Company)

                     BAYCORP HOLDINGS, LTD.
              (Name of Person(s) Filing Statement)

                        _________________


             Common Stock, Par Value $.01 Per Share
                 (Title of Class of Securities)

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                            072728108
              (CUSIP Number of Class of Securities)

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                     BayCorp Holdings, Ltd.
               One New Hampshire Avenue, Suite 125
                 Portsmouth, New Hampshire 03801
                  Telephone No:  (603) 766-4990
                  Facsimile No:  (603) 766-4991
           Attention:  Frank W. Getman Jr., President

    (Name, address and telephone number of person authorized
     to receive notices and communications on behalf of the
                    persons filing statement)

                         with a copy to:

                       Richard A. Samuels
              McLane, Graf, Raulerson & Middleton,
                    Professional Association
                  900 Elm Street, P.O. Box 326
                   Manchester, NH  03105-0326

 X     Check the box if the filing relates solely to preliminary
___    communications made before the commencement of a tender
      offer.